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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Compellent Technologies, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
20452A 10 8
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	20452A 10 8

1	NAMES OF REPORTING PERSONS Affinity Ventures III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		1,566,503

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,566,503

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,566,503

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 2 of 9 pages

CUSIP No.	20452A 10 8

1	NAMES OF REPORTING PERSONS Affinity Capital Advisors III, LLC*

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		1,566,503

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,566,503

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,566,503

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
* The Reporting Person is the General Partner of Affinity Ventures III, L.P.

Page 3 of 9 pages

CUSIP No.	20452A 10 8

1	NAMES OF REPORTING PERSONS B. Kristine Johnson**

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		1,566,503

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,566,503

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,566,503

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
**The Reporting Person is the Managing Member of Affinity Capital Advisors III, LLC, the general partner of Affinity Ventures III, L.P.

Page 4 of 9 pages

CUSIP No.	20452A 10 8

1	NAMES OF REPORTING PERSONS Edson W. Spencer, Jr.**

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		1,566,503

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,566,503

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,566,503

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
**The Reporting Person is the Managing Member of Affinity Capital Advisors III, LLC, the general partner of Affinity Ventures III, L.P.

Page 5 of 9 pages

Item 1.
	(a)	Name of Issuer
Compellent Technologies, Inc.

	(b)	Address of Issuer’s Principal Executive Offices
7625 Smetana Lane
Eden Prairie, MN 55344

Item 2.
	(a)	Name of Person Filing
Affinity Ventures III, L.P.
Affinity Capital Advisors III, LLC
B. Kristine Johnson
Edson W. Spencer, Jr.

	(b)	Address of Principal Business Office or, if none, Residence
c/o Affinity Capital
901 Marquette Avenue, Suite 2820
Minneapolis, MN 55402

	(c)	Citizenship
		Entities	Affinity Ventures III, L.P. — Delaware
Affinity Capital Advisors III, LLC — Delaware

		Individual	B. Kristine Johnson — United States
Edson W. Spencer, Jr. — United States

	(d)	Title of Class of Securities
Common Stock
	(e)	CUSIP Number
20452A 10 8

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
     Not applicable

Page 6 of 9 pages

Item 4.	Ownership

	Affinity Ventures III,	Affinity Capital Advisors III,	B. Kristine	Edson W. Spencer,
	L.P.	LLC	Johnson	Jr.
(a) Beneficial Ownership	1,566,503	1,566,503	1,566,503	1,566,503
(b) Percentage of Class	5.1%	5.1%	5.1%	5.1%
(c) Sole Voting Power	1,566,503	1,566,503	1,566,503	1,566,503
Shared Voting Power	-0-	-0-	-0-	-0-
Sole Dispositive Power	1,566,503	1,566,503	1,566,503	1,566,503
Shared Dispositive Power	-0-	-0-	-0-	-0-

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
     Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
     Not applicable.

Item 8.	Identification and Classification of Members of the Group
     Not applicable.

Item 9.	Notice of Dissolution of a Group
     Not applicable.

Item 10.	Certification
     Not applicable.

Page 7 of 9 pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
February 12, 2008

AFFINITY VENTURES III, L.P.		AFFINITY CAPITAL ADVISORS III, LLC

By:	Affinity Capital Advisors III, LLC its general partner

By:	/s/ B. Kristine Johnson	By:	/s/ B. Kristine Johnson

	B. Kristine Johnson		B. Kristine Johnson
	Managing Member		Managing Member

By:	/s/ Edson W. Spencer, Jr.	By:	/s/ Edson W. Spencer, Jr.

	Edson W. Spencer, Jr.		Edson W. Spencer, Jr.
	Managing Member		Managing Member
EXHIBITS
A: Joint Filing Agreement

Page 8 of 9 pages

EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Compellent Technologies, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 12th day of February, 2008.

AFFINITY VENTURES III, L.P.		AFFINITY CAPITAL ADVISORS III, LLC

By:	Affinity Capital Advisors III, LLC its general partner

By:	/s/ B. Kristine Johnson	By:	/s/ B. Kristine Johnson

	B. Kristine Johnson		B. Kristine Johnson
	Managing Member		Managing Member

By:	/s/ Edson W. Spencer, Jr.	By:	/s/ Edson W. Spencer, Jr.

	Edson W. Spencer, Jr.		Edson W. Spencer, Jr.
	Managing Member		Managing Member

Page 9 of 9 pages